U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or

             Section 30(f) of the Investment Company Act of 1940

[ ]     Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue.  See Instruction 1(b).


- ------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     MEARS                            RONALD                C.
- ------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    13618 NORTH 99TH AVENUE, SUITE 801
- ------------------------------------------------------------------------
   (Street)

    SUN CITY                         ARIZONA                85351
- ------------------------------------------------------------------------
   (City)                            (State)                (Zip)


- ------------------------------------------------------------------------
2.   Date of Event Requiring Statement

     MAY 15, 2001
- ------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     N/A
- --------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     AMERICAN CAREER CENTERS, INC. (ACCI)
- --------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
          CONTROLLER
- --------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
- --------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person


================================================================================
               Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                               3. Ownership Form:
                      2. Amount of Securities      Direct (D) or       Nature of Indirect
1. Title of Security     Beneficially Owned        Indirect (I)    4. Beneficial Ownership
     (Instr. 4)            (Instr. 4)              (Instr. 5)            (Instr. 4)
- ----------------------------------------------------------------------------------------
     COMMON STOCK        5,624,000 SHARES              (D)
- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------



- ------------------------------------------------------------------------------
If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

1.Title of      2.Date Exercisable       3.Title and              4. Conversion or   5. Ownership Form of      6. Nature of
Derivative        and Expiration Date      Amount of Securities      Exercise Price     Derivative Security:      Indirect
Security          (Month/Day/Year)         Underlying Derivative     of Derivative      Direct (D) or             Beneficial
(Instrc. 4)                                Security (Instrc. 4)      Security           Indirect (I)              Ownership
                                                                                        (Instr. 5)               (Instrc. 5)
- --------------------------------------------------------------------------------------------------------------------------
  Options         Exercisable on          5,000 options for            $3.00                 D
                  June 12, 1999           the purchase of
                                          5,000 shares of
                  Expire on               common stock
                  March 4, 2002

- --------------------------------------------------------------------------------------------------------------------------
  Options         Exercisable on          1,000,000 options            $0.50                 D
                  May 15, 2001            for the purchase
                                          of 1,000,000
                  Expire on               shares of
                  May 14, 2003            common stock

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:





     /s/
- ---------------------------------------------           ----------------------
**   Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.